Exhibit 107

Calculation of Filing Fee Table
Form S-3
(Form Type)

C.H. Robinson Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.10 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Equity	Preferred Stock, par value $0.10 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Other	Warrants	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees to be Paid	Other	Units	—	—	—	—		—
Carry Forward Securities
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amount					(2)		(3)
	Total Fees Previously Paid							—

Exhibit 107

Total Fee Offsets	—
Net Fee Due	$0

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In addition, pursuant to Rule 416 under the Securities Act of 1933, the securities registered hereunder include rights to acquire common stock of the Company under any stockholder rights plan then in effect, if applicable under the terms of any such plan, and such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fees. Any additional registration fees will be paid subsequently on a pay-as-you-go basis. Rule 457(r) provides that the table does not need to specify the information as to the amount to be registered, the proposed maximum aggregate offering price, or the amount of registration fees for any class of security listed, and that the registration fees shall be subsequently calculated based on the applicable fee payment rates in effect on the date of the payment of the fees.